
                         STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                               American Radio Systems Corporation

                                           EXHIBIT 11

In thousands, except per share data
                                                                  Three Months      Three Months
                                                                  Ended March       Ended March
                                                                    31, 1997         31, 1998
                                                                  ------------      ------------
BASIC:
NUMERATOR:
Net loss:
     Loss before extraordinary loss after
       dividends                                                  $ (8,923)         $(17,424)
     Extraordinary loss                                             (1,639)
                                                                  --------          --------
     Net loss applicable to common
       stockholders                                               $(10,562)         $(17,424)
                                                                  ========          ========
DENOMINATOR:
Weighted average common shares
   outstanding                                                    $ 21,095          $ 29,533
                                                                  ========          ========
BASIC PER SHARE AMOUNTS:
     Loss before extraordinary loss                               $   (.42)         $   (.59)
     Extraordinary loss                                               (.08)
                                                                  --------          --------
     Net loss applicable to common
       stockholders                                               $   (.50)         $   (.59)
                                                                  ========          ========
DILUTED:
NUMERATOR:
     Loss before extraordinary loss after
       dividends                                                  $ (8,923)         $(17,424)
     Extraordinary loss                                             (1,639)
                                                                  --------          --------
     Net loss applicable to common
       stockholders                                               $(10,562)         $(17,424)
                                                                  ========          ========
DENOMINATOR:
     Weighted average common shares
        outstanding                                                 21,095            29,533
     Effect of stock options (using treasury stock
        method) (2)
     Effect of assumed conversion of convertible
        preferred stock (1)                                       --------          --------
     Shares for diluted computation                               $ 21,095          $ 29,533
                                                                  ========          ========
DILUTED PER SHARE AMOUNTS:
     Loss before extraordinary loss                               $   (.42)         $   (.59)
     Extraordinary loss                                           $   (.08)
                                                                  --------          --------
     Net loss applicable to common
       stockholders                                               $   (.50)         $   (.59)
                                                                  ========          ========

(1)  The impact of convertible  preferred  stock has been excluded from the  computation as the effect is anti-dilutive.

(2)  In 1997 and 1998, shares issuable upon exercise of outstanding  options have been excluded from the computation as the effect is anti-dilutive.